Sub-Item 77C

DREYFUS CASH MANAGEMENT

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

            A Special Meeting of Shareholders of Dreyfus Cash Management (the “Fund”) was held on February 12, 2010.  Out of a total of 36,899,718,396.134 shares (“Shares”) entitled to vote at the Meeting, a total of 20,562,780,384.065 shares were represented at the Meeting, in person or by proxy.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending          15,443,935,310.045     1,492,651,628.620     3,626,193,445.400

Fund’s policy regarding

borrowing

2. To approve the Fund’s               15,256,479,696.085     1,679,576,609.510     3,626,724,078.470

policy regarding lending

3. To permit investment in             15,658,595,568.055     1,370,239,999.300     3,533,944,816.710

additional money market

instruments

4. To permit investment in             15,033,045,397.715     1,846,074,400.670     3,683,660,585.680

other investment companies